Republic Airways Holdings Inc. Investor Update February 11, 2014

Safe Harbor Disclosure 2 Statements in this presentation, as well as oral statements that may be made by officers or directors of Republic Airways Holdings Inc., its advisors, affiliates or subsidiaries (collectively or separately the “Company”), that are not historical fact constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by the forward-looking statements. Such risks and uncertainties are outlined in the Company’s Annual Report on Form 10-K, most recent Quarterly Report and other documents filed with the SEC from time to time. The Company cautions users of this presentation not to place undue reliance on forward-looking statements, which may be based on assumptions and anticipated events that do not materialize. Disclaimer 2/11/2014

Fleet Plan Update 2/11/2014 © Republic Airways Holdings, Inc. 3 • Entering 2014, the Company had 41 ERJ aircraft which were scheduled to expire during the calendar year. The Company believed it was well positioned to extend these aircraft under a fixed-fee service agreement. • Due to the significant reduction in qualified pilots who meet the congressionally mandated 1,500 hour pilot experience rule and the Company’s rigorous qualification standards, the Company is no longer seeking extensions for 27 of the 41 ERJ aircraft. • The Company now expects that 27 ERJ aircraft will be removed from fixed-fee service during 2014. The Company currently estimates that the reduction in service will negatively impact its 2014 pre-tax income between $18 million to $22 million. • This change in the Company’s 2014 business plan will mean approximately 750 fewer jobs will be created by the Company this year. • The Company continues to take timely delivery of its new E175 aircraft and still expects approximately 25 aircraft to be placed into service during 2014. • The Company’s operational fleet plan has been updated on its website at www.rjet.com/investor relations. • The Company will report Q4 and full year 2013 results on February 27, 2014. The Company expects to provide further financial guidance on the call.